Exhibit 99.1

Contacts:

Investor Relations:	Eric J. Shick
Vice President, Investor Relations
(908) 277-8413

Media Relations:	Holly P. Glass
Vice President, Government and Public Affairs
(703) 754-2848

BARD ANNOUNCES FOURTH QUARTER RESULTS

REVENUE UP 15 PERCENT AS REPORTED, 14 PERCENT EXCLUDING

FOREIGN EXCHANGE

MURRAY HILL, NJ — (January 25, 2007) — C. R. Bard, Inc. (NYSE-BCR) today reported 2006 fourth quarter and full year financial results. Fourth quarter 2006 net sales were $520.9 million, an increase of 15 percent over the prior-year period. Excluding the impact of foreign exchange, fourth quarter 2006 net sales increased 14 percent over the prior-year period.

For the fourth quarter 2006, net sales in the U.S. were $361.5 million and net sales outside the U.S. were $159.4 million, up 17 percent and 11 percent, respectively, over the prior-year period. Excluding the impact of foreign exchange, fourth quarter 2006 net sales outside the U.S. increased 7 percent over the prior-year period.

Net sales for the full year 2006 were $1,985.5 million, an increase of 12 percent over the prior- year period on both a reported and constant currency basis.

For the fourth quarter 2006, net income was $22.0 million and diluted earnings per share were 21 cents. Net income and diluted earnings per share as reported were down 73 percent and 72 percent, respectively, as compared to fourth quarter 2005 results. Adjusting for certain items that affect comparability between periods, fourth quarter 2006 net income was $99.2 million and diluted earnings per share were 93 cents, both up 27 percent as compared to fourth quarter 2005 results on a comparable basis. Adjustments to the fourth quarter 2006 results reduced net income by $77.2 million (after-tax), or 72 cents per diluted share, and included a charge of $5.6 million (after-tax), or 5 cents per diluted share for share-based compensation under FAS 123R and other items detailed in the statements below. Adjustments to the fourth quarter 2005 results included items that increased net income by $2.1 million (after-tax), or 2 cents per diluted share.

For the full year 2006, net income was $272.1 million and diluted earnings per share were $2.55. Net income and diluted earnings per share as reported, were down 19 percent and 18 percent,

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respectively, as compared to full year 2005 results. Adjusting for certain items that affect comparability between periods, full year 2006 net income was $374.7 million and diluted earnings per share were $3.51, up 17 percent and 18 percent, respectively, as compared to full year 2005 results on a comparable basis.

Timothy M. Ring, chairman and chief executive officer, commented, “We are pleased to report strong results for the 4th quarter and full year 2006. This marks the fourth consecutive year in which Bard has delivered adjusted earnings growth above the company’s target of 14 percent. This success has been achieved through product innovation, a commitment to market leadership and the efforts and dedication of all our employees. While pleased with our past results, we are equally as excited about the future. In 2007, we will celebrate our 100th anniversary and expect to eclipse $2 billion in revenue as we continue to build on our growth strategy to enhance shareholder value.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, N.J., is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to our September 30, 2006 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

Net sales excluding foreign exchange and net income, diluted earnings per share (EPS) and individual statement of income categories excluding certain items that affect the comparability of results between periods are non-GAAP financial measures. The company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales. Net income, EPS and individual statement of income categories excluding certain items are used by the company to measure the comparability of results between periods. Certain items such as investment gains, acquisition-related charges and litigation outcomes may not reflect underlying operating results, and other items such as the FAS 123R stock option expense may affect the comparability of results between periods. As a result, the company believes the exclusion of these and similar items provides an additional and meaningful assessment of charges in net income, EPS and individual statement of income categories. The limitation of these non-GAAP measures is that, by excluding certain items, they do not reflect results on a standardized reporting basis. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be viewed as a replacement for GAAP results. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the attached tables.

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C. R. Bard, Inc.

Consolidated Statements of Income

(in thousands except per share amounts, unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net sales	$520,900	$452,000	$1,985,500	$1,771,300
Costs and expenses:
Cost of goods sold	203,000	177,900	773,200	682,700
Marketing, selling & administrative expense	159,000	137,300	616,000	534,600
Research & development expense	38,800	29,200	145,700	114,600
Interest expense	3,700	2,900	16,900	12,200
Other (income) expense, net	88,000	(7,400)	86,100	(22,400)

Total costs and expenses	492,500	339,900	1,637,900	1,321,700

Income before tax provision	28,400	112,100	347,600	449,600
Income tax provision	6,400	32,000	75,500	112,500

Net income	$22,000	$80,100	$272,100	$337,100

Basic earnings per share	$0.21	$0.77	$2.63	$3.22

Diluted earnings per share	$0.21	$0.75	$2.55	$3.12

Wt. avg. common shares outstanding – basic	103,300	104,400	103,500	104,800
Wt. avg. common shares outstanding – diluted	106,800	107,400	106,900	108,000

Product Group Summary of Net Sales

(in thousands, unaudited)

	Quarter Ended December 31,				Twelve Months Ended December 31,
	2006	2005	Change	Constant Currency	2006	2005	Change	Constant Currency
Vascular	$125,900	$112,600	12%	10%	$479,600	$434,500	10%	11%
Urology	155,900	134,000	16%	15%	587,900	524,000	12%	12%
Oncology	128,600	107,400	20%	19%	481,300	405,500	19%	19%
Surgical Specialties	90,100	81,200	11%	10%	357,400	333,200	7%	7%
Other	20,400	16,800	21%	21%	79,300	74,100	7%	7%

Reported Sales	$520,900	$452,000	15%		$1,985,500	$1,771,300	12%
FX Impact	—	5,800			—	—

Con. Currency	$520,900	$457,800		14%	$1,985,500	$1,771,300		12%

Notes to Consolidated Statements of Income

•	The results for the fourth quarter ended December 31, 2006 included the following certain items: Other (income) expense, net included investment gains of approximately $1.3 million pretax ($0.8 million after-tax), a charge of approximately $1.2 million pretax ($1.2 million after-tax) related to the pending settlement of a tax matter by the company’s joint venture operating in Japan, and a charge of approximately $49.0 million pretax ($30.5 million after-tax) for the previously disclosed settlement of a legal matter. In the fourth quarter of 2006, as previously announced, the company decided to discontinue the sale of its TegressTM urinary incontinence bulking agent and recorded charges of approximately $0.5 million pretax in cost of goods sold, approximately $0.2 million pretax in marketing, selling & administrative expense and approximately $45.7 million pretax in other (income) expense, net for a total charge of approximately $46.4 million pretax ($41.5 million after-tax). For the fourth quarter ended December 31, 2006, research and development expense included payments of approximately $7.2 million pretax ($6.8 million after-tax) for purchased research and development. Certain items also included a reduction in the income tax provision of approximately $7.6 million predominantly related to the expiration of the statute of limitations in the United States for the 2002 tax year. The results of the fourth quarter ended December 31, 2006 also included the incremental impact of the new accounting standard for share-based payments under FAS 123R, as detailed in the table below. In total, these certain items decreased net income by approximately $77.2 million after-tax, or $0.72 diluted earnings per share.

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•	The results for the year ended December 31, 2006 included the following certain items: Other (income) expense, net included investment gains of approximately $2.9 million pretax ($1.8 million after-tax), a charge of approximately $1.2 million pretax ($1.2 million after-tax) related to the pending settlement of a tax matter by the company’s joint venture operating in Japan, and charges totaling approximately $69.0 million pretax ($43.1 million after-tax) for the settlement of legal matters. In 2006, the company decided to discontinue the sale of its TegressTM urinary incontinence bulking agent and recorded charges of approximately $0.5 million pretax in cost of goods sold, approximately $0.2 million pretax in marketing, selling & administrative expense and approximately $45.7 million pretax in other (income) expense, net for a total charge of approximately $46.4 million pretax ($41.5 million after-tax). For the year ended December 31, 2006, research and development expense included payments of approximately $24.0 million pretax ($19.5 million after-tax) for purchased research and development. Certain items also included a reduction in the income tax provision of approximately $23.8 million predominantly related to the expiration of the statute of limitations in the United States for the 2000 through 2002 tax years. The results of the year ended December 31, 2006 also included the incremental impact of the new accounting standard for share-based payments under FAS 123R, as detailed in the table below. In total, these certain items decreased net income by approximately $102.6 million after-tax, or $0.96 diluted earnings per share.

•	For the fourth quarter ended December 31, 2005, in addition to interest income and exchange gains and losses, other (income) expense, net included investment gains of approximately $3.4 million pretax ($2.1 million after-tax), or $0.02 diluted earnings per share.

•	For the year ended December 31, 2005, in addition to interest income and exchange gains and losses, other (income) expense, net included the following certain items: investment gains and the resolution of a royalty matter for a net adjustment of approximately $16.8 million pretax ($10.4 million after-tax), offset by a charge for an asset impairment of approximately $8.9 million pretax ($8.0 million after-tax). Certain items also included a reduction in the income tax provision of approximately $45.6 million predominantly related to the favorable completion of the Internal Revenue Service audit for the tax years 1996-1999, as well as the resolution of certain other tax positions. Additionally, the company recorded an income tax provision of approximately $32.0 million related to the company’s planned repatriation of $600.0 million of undistributed foreign earnings under the American Jobs Creation Act. In total, these certain items resulted in a net gain of approximately $16.0 million after-tax, or $0.15 diluted earnings per share.

The aggregate impact of these items on net income and diluted earnings per share is reflected in the following table:

Reconciliation of Earnings

(in millions except per share amounts, unaudited)

	Quarter Ended December 31,
	2006				2005
	GAAP Basis	FAS 123R Adj.	Other Items	Adjusted Basis	GAAP Basis	Other Items	Adjusted Basis
Cost of goods sold	$203.0	$(1.2)	$(0.5)	$201.3	$177.9	—	$177.9
Marketing, selling & administrative expense	159.0	(7.4)	(0.2)	151.4	137.3	—	137.3
Research & development expense	38.8	(0.2)	(7.2)	31.4	29.2	—	29.2
Other (income) expense, net	88.0	—	(94.6)	(6.6)	(7.4)	3.4	(4.0)
Income tax provision	6.4	3.2	30.9	40.5	32.0	(1.3)	30.7
Net income	$22.0	$5.6	$71.6	$99.2	$80.1	$(2.1)	$78.0
Diluted earnings per share	$0.21	$0.05	$0.67	$0.93	$0.75	$(0.02)	$0.73

	Twelve Months Ended December 31,
	2006				2005
	GAAP Basis	FAS 123R Adj.	Other Items	Adjusted Basis	GAAP Basis	Other Items	Adjusted Basis
Cost of goods sold	$773.2	$(2.5)	$(0.5)	$770.2	$682.7	—	$682.7
Marketing, selling & administrative expense	616.0	(31.1)	(0.2)	584.7	534.6	—	534.6
Research & development expense	145.7	(1.8)	(24.0)	119.9	114.6	—	114.6
Other (income) expense, net	86.1	—	(113.0)	(26.9)	(22.4)	7.9	(14.5)
Income tax provision	75.5	12.5	58.0	146.0	112.5	8.1	120.6
Net income	$272.1	$22.9	$79.7	$374.7	$337.1	$(16.0)	$321.1
Diluted earnings per share	$2.55	$0.21	$0.75	$3.51	$3.12	$(0.15)	$2.97

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